As Filed with the Securities and Exchange Commission on July 29, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SL GREEN REALTY CORP.

(Exact name of registrant as specified in its charter)

Maryland

(State or Other Jurisdiction of Incorporation or Organization)

13-3956775

(I.R.S. Employer Identification No.)

420 Lexington Avenue, New York, New York 10170

(Address of Principal Executive Offices)

2005 Stock Option and Incentive Plan

(Full Title of the Plan)

Marc Holliday

SL Green Realty Corp.

420 Lexington Avenue

New York, New York 10170

(Name and Address of Agent For Service)

(212) 594-2700

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Larry P. Medvinsky, Esq.

Robert E. King, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

(212) 878-8000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, $0.01 par value	4,375,000	$67.28	$294,350,000	$34,645

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sale prices of SL Green Realty Corp.’s Common Stock as reported by the NYSE on July 25, 2005.

EXPLANATORY NOTE

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “SEC”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement.  This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register offers of Common Stock of SL Green Realty Corp. pursuant to the SL Green Realty Corp. 2005 Stock Option and Incentive Plan (the “Plan”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

The following documents filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 are incorporated by reference:

(a)   The Company’s Annual Report filed on Form 10-K with the SEC on March 15, 2005 with respect to the year ended December 31, 2004, and as amended by an Amended Annual Report on Form 10-K/A on March 16, 2005.

(b)   The Company’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005 with respect to the quarter ended March 31, 2005.

(c)   The Company’s Current Reports on Form 8-K filed with the SEC on January 25, 2005 (reporting property acquisition), February 3, 2005, April 1, 2005, May 10, 2005, May 25, 2005, June 16, 2005, June 22, 2005 and July 6, 2005.

(d)   The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on July 21, 1997.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the shares of the Company’s Common Stock offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Our charter contains a provision that, to the maximum extent permitted under the Maryland General Corporation Law, requires us to indemnify our directors and officers and pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made a party to the proceeding by reason of his or her service in that capacity.  These rights are contract rights fully enforceable by each beneficiary of those rights and are in addition to, and not exclusive of, any other right to indemnification.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following is a list of exhibits to this registration statement:

Number	Description

4.1

Company’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-11 (Registration No. 333-29329), declared effective by the SEC on August 14, 1997).

4.2	Company’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K, dated July 9, 2004, filed with the SEC on July 14, 2004).

4.3	SL Green Realty Corp. 2005 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, dated May 19, 2005, filed with the SEC on May 25, 2005).

5.1*	Opinion of Clifford Chance US LLP as to the legality of the securities being registered.

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature page)

* Filed herewith.

Item 9.    Undertakings.

A.            The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on this 29th day of July, 2005.

SL GREEN REALTY CORP.

By:	/s/ Gregory F. Hughes
Name:	Gregory F. Hughes
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of SL Green Realty Corp., hereby severally constitute Marc Holliday, Gregory F. Hughes and Andrew S. Levine, and each of them singly, our due and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all similar things in our names and in our capacities as officers and directors to enable SL Green Realty Corp. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of July, 2005.

Name	Title

/s/ Marc Holliday	Chief Executive Officer, President and Director
Marc Holliday	(Principal Executive Officer)

/s/ Gregory F. Hughes	Chief Financial Officer (Principal Financial Officer
Gregory F. Hughes	and Principal Accounting Officer)

/s/ Stephen L. Green	Chairman of the Board of Directors
Stephen L. Green

/s/ Edwin T. Burton, III	Director
Edwin T. Burton, III

/s/ John H. Alschuler, Jr.	Director
John H. Alschuler, Jr.

/s/ John S. Levy	Director
John S. Levy

EXHIBIT INDEX

Number	Description

4.1

Company’s Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-11 (Registration No. 333-29329), declared effective by the SEC on August 14, 1997).

4.2	Company’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K, dated July 9, 2004, filed with the SEC on July 14, 2004).

4.3	SL Green Realty Corp. 2005 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, dated May 19, 2005, filed with the SEC on May 25, 2005).

5.1*	Opinion of Clifford Chance US LLP as to the legality of the securities being registered.

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

24.1*	Power of Attorney (included on the signature page)

* Filed herewith.

EX-1